UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:  JULY 11, 2003

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of incorporation)	1-13782 (Commission File Number)	25-1615902 (IRS Employer Identification Number)

1001 AIR BRAKE AVENUE

WILMERDING, PENNSYLVANIA 15148

(Address of Principal Executive Offices)

(412) 825-1000

(Registrant’s Telephone Number, including Area Code)

ITEMS 9 and 12.   REGULATION FD DISCLOSURE.

On July 11, 2003, Westinghouse Air Brake Technologies Corporation (“Wabtec” or the “Company”), announced that it intends to offer, subject to market and other conditions, approximately $150 million of Senior Notes due 2013 by means of a private placement (the “Offering”). The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons in reliance on Regulation S under the Securities Act. The Company will use the net proceeds from the Offering to reduce its revolving credit borrowings and for general corporate purposes. The press release announcing the proposed Offering has been furnished with this report as Exhibit 99.1.

In connection with the proposed Offering of the notes, the Company expects to make one or more presentations to potential investors at which it will present the following information:

Recent developments

On or about July 17, 2003, we expect to announce our earnings for the period ended June 30, 2003. Based on our preliminary indications, we expect to report net sales for the three months and six months ended June 30, 2003 of approximately $175 million and $344 million, respectively. This compares to net sales for the same periods in the prior fiscal year of $179.8 million and $357.1 million, respectively.

We expect net sales for our Freight Group in the quarter ended June 30, 2003 to total approximately $129 million, which is approximately $22 million more than the Freight Group’s net sales for the quarter ended June 30, 2002 and approximately $6 million more than the Freight Group’s net sales for the quarter ended March 31, 2003. We believe the year-over-year increase in net sales is primarily due to higher sales of components for new freight cars.

We also expect net sales for the Transit Group in the quarter ended June 30, 2003 to be approximately $46 million, which is approximately $27 million less than the Transit Group’s net sales for the quarter ended June 30, 2002, and approximately $1 million less than the Transit Group’s net sales for the quarter ended March 31, 2003. We believe the decrease is tied to the completion of a contract in 2002 to furnish components for New York City subway cars.

As of June 30, 2003, we expect our debt balance to be approximately $182 million, a reduction of almost $59 million from the $241.0 million debt balance we reported for June 30, 2002.

Certain information set forth in this Form 8-K is included in a preliminary offering memorandum of the Company being made available to potential investors in the notes in connection with the Offering.

This Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to the Company’s future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases, including references to assumptions. These statements are contained in the section below entitled “Risk Factors” and other portions of this Form 8-K and in the Company’s other filings with the Securities and Exchange Commission. Although the Company believe that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, the Company cannot assure that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from these forward-looking statements are set forth below and elsewhere in this Form 8-K, including under the section headed “Risk Factors.” All forward-looking statements attributable to the Company or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Our risks are more specifically described in “Risk Factors” and in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. The Company will not update these forward-looking statements, even if new information, future events or other circumstances have made them incorrect or misleading.

This information is furnished pursuant to Items 9 and 12 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the report on Form 8-K. By furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

The following is certain information that will be disclosed by the Company in connection with the Offering.

Forward-looking statements

We believe that all statements other than statements of historical facts included in this report, including certain statements under “Business” and “Management’s discussion and analysis of financial condition and results of operations,” may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations are correct.

These forward-looking statements are subject to various risks, uncertainties and assumptions about us, including, among other things:

Economic and industry conditions

• materially adverse changes in economic or industry conditions generally or in the markets served by us, including North America, South America, Europe, Australia and Asia;

• demand for freight cars, locomotives, passenger transit cars, buses and related products and services;

• reliance on major original equipment manufacturer customers;

• original equipment manufacturers’ program delays;

• demand for services in the freight and passenger rail industry;

• demand for our products and services;

• recovery in our industry, and in particular orders, either being delayed, cancelled, not returning to historical levels, or reduced or any combination of the foregoing;

• consolidations in the rail industry;

• continued outsourcing by our customers;

• industry demand for faster and more efficient braking equipment; or

• fluctuations in interest rates;

Operating factors

• supply disruptions;

• technical difficulties;

• changes in operating conditions and costs;

• successful introduction of new products;

• labor relations;

• completion and integration of acquisitions; or

• the development and use of new technology;

Competitive factors

• the actions of competitors;

Political/governmental factors

• political stability in relevant areas of the world;

• future regulation/deregulation of our customers and/or the rail industry;

• levels of governmental funding on transit projects, including for some of our customers;

• political developments and laws and regulations; or

• the outcome of our existing or any future legal proceedings, including litigation involving our principal customers and any litigation with respect to environmental, asbestos-related matters and pension liabilities; and

Transaction or commercial factors

• the outcome of negotiations with partners, governments, suppliers, customers or others.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors

In addition to the other information in this offering memorandum, you should carefully consider the following factors before purchasing the notes offered by this offering memorandum. Investing in the notes involves a high degree of risk. The occurrence of any one or more of the following could materially adversely affect your investment in the notes or our business and operating results.

Risks relating to our indebtedness

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We now have, and after the issuance of the notes will continue to have, a significant amount of indebtedness. At March 31, 2003, after giving pro forma effect to the sale of the notes and the application of the proceeds, we would have had total indebtedness of $196.1 million (of which $150.0 million would have consisted of the notes and the balance would have consisted of loans under our credit agreement, our industrial revenue bond and other indebtedness).

Our substantial indebtedness could have important consequences to you. For example, it could:

• make it more difficult for us to satisfy our obligations with respect to the notes;

• increase our vulnerability to general adverse economic and industry conditions;

• require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

• limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

• place us at a disadvantage compared to competitors that have less debt; and

• limit our ability to borrow additional funds.

The indenture for the notes and our credit agreement contain various covenants that limit our management’s discretion in the operation of our businesses.

The indenture governing the notes and our credit agreement contain various covenants that limit our management’s discretion by restricting our ability to:

• incur additional debt and issue preferred stock;

• pay dividends and make other distributions;

• make investments and other restricted payments;

• create liens;

• sell assets; and

• enter into certain transactions with affiliates.

These restrictions on our management’s ability to operate our businesses could have a material adverse effect on our business. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. In addition, our credit agreement requires us to meet certain financial ratios in order to draw funds.

If we default under any financing agreements, our lenders could:

•	elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

•	terminate their commitments, if any, to make further extensions of credit.

In addition, both our $95.0 million 364-day revolving credit facility and our $275.0 million 5-year revolving credit facility mature in November 2004. Although we intend to refinance our revolving credit facilities in an aggregate amount not less than $150.0 million subsequent to this offering, we cannot assure you that we will be able to do so on commercially similar terms, or at all. The indenture governing the notes would permit up to $370.0 million of indebtedness under the credit agreement (and related obligations) to be secured with assets of the Company and its subsidiaries.

Risks related to our business

Our business operates in a highly competitive industry.

We operate in a competitive marketplace and face substantial competition from a limited number of established competitors in the United States and abroad, some of which may have greater financial resources than us. Price competition is strong and, coupled with the existence of a limited number of cost conscious purchasers, has historically limited our ability to increase prices. In addition to price, competition is based on product performance and technological leadership, quality, reliability of delivery and customer service and support. There can be no assurance that competition in one or more of our markets will not adversely affect us and our results of operations.

Our revenues are subject to cyclical variations in the railway markets and changes in government spending.

The railway industry historically has been subject to significant fluctuations due to overall economic conditions and the level of use of alternate methods of transportation and the levels of federal, state and local government spending on railroad transit projects. In economic downturns, railroads have deferred, and may continue to defer certain expenditures in order to conserve cash in the short term, and reductions in freight traffic may reduce demand for our replacement products.

The passenger transit railroad industry is also cyclical. New passenger transit car orders vary from year to year and are influenced greatly by major replacement programs and by the construction or expansion of transit systems by transit authorities. A substantial portion of our net sales has been, and we expect that a material portion of our future net sales may be, derived from contracts with metropolitan transit and commuter rail authorities and Amtrak. To the extent that future funding for proposed public projects is curtailed or withdrawn altogether as a result of changes in political, economic, fiscal or other conditions beyond our control, such projects may be delayed or cancelled, resulting in a potential loss of new business for us. There can be no assurance that economic conditions will be favorable or that there will not be significant fluctuations adversely affecting the industry as a whole and, as a result, us. In addition, even if an economic recovery occurs, there can be no assurance that demand for our products will match or exceed historical levels.

We are dependent upon key customers.

We rely on several key customers who represent a significant portion of our business. For the fiscal year ended December 31, 2002, our top five customers accounted for 30% of our net sales and our top customer, Bombardier Transportation, accounted for 11% of our net sales. While we believe our relationships with our customers are generally good, our top customers could choose to reduce or terminate their relationships with us. In addition, many of our customers place orders for products on an as needed basis and operate in cyclical industries and, as a result, their order levels have varied from period to period in the past and may vary significantly in the future. Such customer orders are dependent upon their markets and customers, and may be subject to delays and cancellations. As a result of our dependence on our key customers, we could experience a material adverse effect on our business and results of operations if we lost any one or more of our key customers or if there is a reduction in their demand for our products.

We intend to pursue future acquisition strategies that involve a number of inherent risks, any of which may cause us not to realize anticipated benefits.

One aspect of our business strategy is to selectively pursue acquisitions, joint ventures and other business combinations that we believe will improve our market position and realize operating synergies, operating expense reductions and overhead cost savings. Acquisitions, joint ventures and other business combinations involve inherent risks and uncertainties, any one of which could have a material adverse effect on our business and results of operations, including:

• difficulties in achieving identified financial and operating synergies, including the integration of operations, services and products;

• diversion of management attention from other business concerns;

• the assumption of unknown liabilities; and

• unanticipated changes in the market conditions, business and economic factors affecting such an acquisition.

We cannot assure you that we will be able to consummate any future acquisitions, joint ventures or other business combinations. If we are unable to identify suitable acquisition candidates or to consummate synergistic and strategic acquisitions, we may be unable to fully implement our business strategy and our business and results of operations may be adversely affected as a result. In addition, our ability to engage in strategic acquisitions will be dependent on our ability to raise substantial capital, and we may not be able to raise the funds necessary to implement our acquisition strategy on terms satisfactory to us, if at all.

As we introduce new products and services, a failure to predict and react to consumer demand could adversely affect our business.

We have dedicated significant resources to the development, manufacturing and marketing of new products. Decisions to develop and market new transportation products are typically made without firm indications of customer acceptance. Moreover, by their nature, new products may require alteration of existing business methods or threaten to displace existing equipment in which our customers may have a substantial capital investment. There can be no assurance that any new products that we develop will gain widespread acceptance in the marketplace or that such products will be able to compete successfully with other new products or services that may be introduced by competitors.

Prolonged unfavorable economic and market conditions could adversely affect our business.

Unfavorable general economic and market conditions in the United States and internationally (including as a result of terrorist activities and the military response by the United States and other countries) could have a negative impact on our sales and operations. To the extent that these factors result in continued instability of capital markets, shortages of raw materials or component parts, longer sales cycles, deferral or delay of customer orders or an inability to market our products effectively, our business and results of operations could be materially adversely effected.

A growing portion of our sales may be derived from our international operations which exposes us to certain risks inherent in doing business on an international level.

In fiscal year 2002, 16% of our consolidated net sales were derived from sales outside of North America and we intend to expand our international operations in the future. We currently conduct our international operations through a variety of wholly- and majority-owned subsidiaries and joint ventures in Australia, Canada, China, France, India, Italy, Mexico and the United Kingdom. As a result, we are subject to various risks, any one of which could have a material adverse effect on those operations on our business as a whole, including:

• lack of complete operating control;

• lack of local business experience;

• currency exchange fluctuations;

• foreign trade restrictions and exchange controls;

• difficulty enforcing intellectual property rights;

• the potential for nationalization of enterprises; and

• economic, political and social instability.

In addition, certain jurisdictions have laws that limit the ability of non-U.S. subsidiaries and their affiliates to pay dividends and repatriate cash flows.

We may incur increased costs due to fluctuations in interest rates and foreign currency exchange rates.

In the ordinary course of business, we are exposed to increases in interest rates that may adversely affect funding costs associated with our variable-rate debt and changes in foreign currency exchange rates. We seek to minimize these risks through the use of interest rate swap contracts and currency hedging agreements. For example, at March 31, 2003, after giving effect to our interest rate swap contracts, our variable rate debt represents 45% of our total long term debt. There can be no assurance that any of these measures will be effective. Any material changes in interest or exchange rates could result in material losses to us.

We may have liability arising from asbestos litigation.

Actions have been filed against us and certain of our affiliates in various jurisdictions across the United States by persons alleging bodily injury as a result of exposure to asbestos-containing products. Since 2000, the number of such claims has increased. Most of these claims have been made against our wholly-owned subsidiary, Railroad Friction Products Corporation (RFPC), and are based on a product sold by RFPC before we acquired American Standard Inc.’s (ASI) 50% interest in RFPC in 1990. We acquired the remaining interest in RFPC in 1992. These claims include a suit against RFPC by ASI seeking contribution and indemnity for asbestos claims brought against ASI that ASI alleges claim exposure to RFPC’s products.

Most of these claims, including all of the RFPC claims, are submitted to insurance carriers for defense and indemnity or to non-affiliated companies that retained the liabilities for the asbestos-containing products at issue. Neither we nor our affiliates have to date incurred material costs related to these asbestos claims. We cannot, however, assure that all these claims will be fully covered by insurance or that the indemnitors will remain financially viable. Our ultimate legal and financial liability with respect to these claims, as is the case with other pending litigation, cannot be estimated with certainty.

We are subject to a variety of environmental laws and regulations.

We are subject to a variety of federal, state and local environmental laws and regulations. Although we believe we are in material compliance with all of the various regulations applicable to its business, there can be no assurance that requirements will not change in the future or that we will not incur significant costs to comply with such requirements.

Our manufacturer’s warranties may expose us to potentially significant claims.

We warrant the workmanship and materials of many of our products. Accordingly, we are subject to a risk of product liability or warranty claims in the event that the failure of any of our products results in personal injury or death, or does not conform to our customers’ specifications. In addition, in recent years, we have introduced a number of new products for which we do not have the same level of historical warranty experience. Although we have not had any material product liability or warranty claims made against us and we currently maintain liability insurance coverage, we cannot assure you that product liability claims, if made, would not exceed our insurance coverage limits or that insurance will continue to be available on commercially acceptable terms, if at all. The possibility exists for these types of warranty claims to result in costly product recalls, significant repair costs and damage to our reputation.

Labor disputes may have a material adverse effect on our operations and profitability.

We collectively bargain with 11 labor unions that represent 36% of our employees. Our current collective bargaining agreements expire in late 2003 and 2004 and 2005. Failure to reach an agreement could result in strikes or other labor protests which could disrupt our operations. If we were to experience a strike or work stoppage, it would be difficult for us to find a sufficient number of employees with the necessary skills to replace these employees. We cannot assure you that we will reach any such agreement or that we will not encounter strikes or other types of conflicts with the labor unions of our personnel. Such labor disputes could have an adverse effect on our business, financial condition or results of operations, could cause us to lose revenues and customers and might have permanent effects on our business.

Recent announcements made by ALSTOM SA, the parent of ALSTOM Transportation Inc. which is a substantial customer of ours, could affect our future business results.

ALSTOM SA, the parent corporation of ALSTOM Transportation Inc., recently announced in filings with the United States Securities and Exchange Commission that “it is conducting an internal review assisted by external accountants and lawyers following receipt of letters earlier alleging accounting improprieties on a railcar contract being executed at the Hornell, New York facility of Alstom Transportation.” In addition, ALSTOM SA has publicly reported that the United States Securities and Exchange Commission and the Federal Bureau of Investigation have opened informal investigations into ALSTOM Transportation Inc. Finally, ALSTOM SA has announced several initiatives to strengthen its balance sheet, including to meet upcoming debt maturities.

At March 31, 2003 our accounts receivable, as stated on our balance sheet, included in the aggregate approximately $3 million due from ALSTOM Transportation Inc. We have ongoing existing and potential business relationships with ALSTOM Transportation Inc. Although no assurances can be given, we do not currently believe that the announcements described in the preceding paragraph or any developments as a result thereof would adversely affect us.

Risks related to the notes

The notes and the guarantees will be effectively subordinated to all of our and our subsidiary guarantors’ secured indebtedness and all indebtedness and other obligations of our non-guarantor subsidiaries.

The notes will not be secured. The notes are effectively subordinated to our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of March 31, 2003, we had $4.7 million of secured indebtedness.

In addition, the notes will be structurally subordinated to all of the liabilities and other obligations of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. However, under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness.

We may not be able to purchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the notes by our subsidiaries and require the holders of the notes to return payments received from the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to all other debts of a subsidiary guarantor if, either, the subsidiary guarantee was incurred with the intent to hinder, delay or defraud any present or future creditors of the subsidiary guarantor or the subsidiary guarantors, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and the subsidiary guarantor either:

• was insolvent or rendered insolvent by reason of such incurrence;

• was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

• intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a subsidiary guarantee is voided, you will be unable to rely on the applicable subsidiary guarantor to satisfy your claim in the event that we fail to make on or more required payments due on the notes. In addition, any payment by such subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

• the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

• the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including the contingent liabilities, as they become absolute and mature; or

• it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we and each subsidiary guarantor believe that, after giving effect to the indebtedness incurred in connection with this offering, no subsidiary guarantor will be insolvent, will have unreasonably small capital for the business in which it is engaged or will have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determination or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

Certain covenants contained in the indenture will not be applicable during any period in which the notes are rated investment grade by both Standard & Poor’s and Moody’s.

The indenture will provide that certain covenants will not apply to us during any period in which the notes are rated investment grade by both Standard & Poor’s and Moody’s. The covenants restrict, among other things, our ability to pay dividends, incur debt, and to enter into other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such rating. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force and any such actions that we take while these covenants are not enforce will be permitted event if the notes are subsequently downgraded below investment grade. See “Description of notes—Suspension of covenants.”

The notes are subject to transfer restrictions.

We will be relying on an exemption from registration under the Securities Act and state securities laws in offering the notes. The notes may be transferred or resold only in transactions registered, or exempt from registration, under the Securities Act. Although we intend to file a registration statement with the Commission with respect to the exchange notes, the Commission has discretion in declaring a registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. Until the exchange notes are issued, or the notes are otherwise transferable in accordance with the section entitled “Transfer restrictions,” the notes will have limited transferability.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. We expect that the notes will be eligible for trading in the Portal(SM) Market. The initial purchasers have informed us that they currently intend to make a market in the notes, and if issued, the exchange notes. However, the initial purchasers are not obligated to do so and may discontinue any such market making at any time without notice.

The liquidity of any market for the notes will depend on various factors, including:

• the number of holders of the notes;

• the interest of securities dealers in making a market for the notes;

• the overall market for high yield securities;

• prevailing interest rates;

• our financial performance or prospects; and

• the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the notes or, if issued, the exchange notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have cause substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you has a holder of the notes.

Risks related to our former auditor

Arthur Andersen LLP, our former auditors, audited certain financial information set forth and incorporated by reference in this offering memorandum. In the event such financial information is later determined to contain false statements, you may be unable to recover damages from Arthur Andersen LLP.

Arthur Andersen LLP completed its audit of our financial statements as of December 31, 2001 and for the three years then ended and issued its report with respect to such financial statements on February 18, 2002. Subsequently, Arthur Andersen was convicted of obstruction of justice for activities relating to its previous work for Enron Corp.

In May 2002, both our audit committee and our board of directors approved the appointment of Ernst & Young LLP as our independent public accountants to audit our financial statements for fiscal year 2002. Ernst & Young replaced Arthur Andersen, which had served as our independent auditors for over 10 years. We had no disagreements required to be disclosed pursuant to Item 304 of Regulation S-K with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure. Arthur Andersen audited the financial statements that we incorporate by reference in this offering memorandum as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, as set forth in their report. We include these financial statements in reliance on the authority of Arthur Andersen’s experience giving said report.

Arthur Andersen has stopped conducting business before the Commission, has ceased accounting and audit-related practice and has limited assets available to satisfy the claims of creditors. As a result, you may be limited in your ability to recover damages from Arthur Andersen under federal or state law if it is later determined that there are false statements contained in this offering memorandum relating to or contained in financial data audited by Arthur Andersen.

Business

Our Company

We are one of the largest providers in North America of value-added, technology-based equipment and services for the global rail industry. Our highly engineered products, which are intended to enhance safety, improve productivity and reduce maintenance costs for customers, can be found on virtually all U.S. locomotives, freight cars and passenger transit vehicles. Our primary products and services are essential in the safe and efficient operation of freight rail and passenger transit vehicles. We are a “Tier-1” supplier, with approximately 46% of our net sales in 2002 made directly to Original Equipment Manufacturers (OEMs), such as GE Transportation Systems (GETS), the Electro-Motive Division of General Motors Corporation (EMD), Bombardier Transportation, DaimlerChrysler Corporation and Trinity Transportation, Inc. We believe that our installed base provides us with a competitive advantage in both providing new products to OEMs and Class I railroads and serving the aftermarket, as interoperability is essential and end-users typically look to purchase safety and performance-related replacement parts from the original supplier. As such, our total net sales are generally split evenly between sales to OEMs and Class I railroads, and sales of aftermarket replacement parts and repair and overhaul services purchased by railroads, transit authorities, utilities and leasing companies. We believe we hold a greater than 50% market share in North America for our primary braking-related equipment and leading shares in North America for most of our other principal products. In 2002, approximately 84% of our net sales were to customers in North America. For the twelve months ended March 31, 2003, our net sales and EBITDA, as defined, were $688.4 million and $68.9 million, respectively.

We provide our products and services through two principal business segments, the Freight Group and the Transit Group. The Freight Group manufactures and services components for new and existing freight cars and locomotives, while the Transit Group does the same for passenger transit vehicles, typically subways and buses. Both business segments serve OEMs and provide aftermarket services. In 2002, the Freight Group accounted for 64% of our total net sales, and the Transit Group accounted for the remaining 36%. In 2002, the Freight Group generated 34% of its net sales from OEMs and Class I railroads and 66% of its net sales from the aftermarket, while the Transit Group generated 69% of its net sales from OEMs and 31% of its net sales from the aftermarket. A summary of our leading product lines across both of our business segments is outlined below.

• Brakes and related components	• Friction products
• Brake assemblies	• Rail and bus door assemblies
• Draft gears, couplers and slack adjusters	• Heat exchangers and cooling systems
• Air compressors and dryers • Railway electronics, including event recorders, control and monitoring equipment, and end of train devices	• Sanitation systems and locomotive refrigerators • Switcher and commuter locomotives • Heating, ventilation and air conditioning systems

We manufacture, sell and service high-quality electronics for railroads in the form of on-board systems and braking for locomotives and freight cars. We design our products to protect them from severe conditions, including extreme temperatures and high-vibration environments. Recently, we have concentrated our new product development on extending electronic technology to braking and control systems.

We have become a leader in the rail industry by capitalizing on the strength of our existing products, technological capabilities and new product innovation. Our new product development effort has focused on electronic technology for brakes and controls. Over the past several years, we introduced a number of significant new products including electronic brakes and Positive Train Control equipment that encompasses onboard digital data and global positioning communication protocols. The Transit Group also focuses on new product development and has introduced a number of new products during the past several years. Supported by our technical staff of over 500 engineers, we have extensive experience in a broad range of product lines, which enables us to provide comprehensive, systems-based solutions for our customers. We currently own over 2,000 patents worldwide, 500 domestic patents, and over the last three years, we have filed for more than 150 U.S. patents in support of our evolving product lines.

We expect increased demand for our products as the U.S. economy recovers, government transit spending increases and Class I railroads, utilities and leasing companies begin to reinvest in their fleets after deferring capital spending during the difficult U.S. economic environment in 2001 and 2002. We anticipate that this increased capital spending will positively impact rail industry fundamentals, which have shown gradual improvement over the past few quarters, as evidenced by better-than-expected freight car orders, growth in carload traffic, and growing backlog. For example, freight car orders increased to 11,767 in the first quarter of 2003, an increase of 35% over the prior quarter. The table below demonstrates the improving trends in the freight car segment of the rail industry:

	Orders	Deliveries	Backlog

First quarter 2002	2,637	3,855	6,443
Second quarter 2002	6,973	4,155	9,281
Third quarter 2002	10,135	4,925	14,491
Fourth quarter 2002	8,712	4,801	18,402
First quarter 2003	11,767	6,614	24,055

Source: Railway Supply Institute

In mid-2002, Metropolitan Transit Authority of New York awarded a $1.0 billion contract to ALSTOM Transportation Inc., in partnership with Kawasaki Rail Car, Inc., for the production of 660 transit cars with the option for an additional 1,040 cars priced at $1.4 billion, making it the largest such contract in New York City history. The cars are expected to be delivered beginning in 2006. Under our previous contract with Kawasaki Rail Car, Inc. and Bombardier Transportation, which was completed in 2002, we supplied brakes, doors, current collectors and couplers to 1630 transit cars for the Metropolitan Transit Authority of New York. Currently, we are negotiating to supply these same products for this new contract. Were we to win the business, it could result in substantial net sales for us over a five-year period beginning in 2005. See “Risk factors—Recent announcements made by ALSTOM SA, the parent of ALSTOM Transportation Inc. which is a substantial customer of ours, could affect our future business results.”

Competitive strengths

Our key strengths include:

• Leading market positions in core products. Dating back to 1869 and George Westinghouse’s invention of the straight air brake, we are an established leader in the development and manufacture of pneumatic braking equipment for freight and passenger transit vehicles. We have leveraged our leading position by focusing on research and engineering to expand beyond pneumatic braking system components to supplying integrated parts and assemblies for the locomotive through the end-of-train. We are a recognized leader in the development and production of electronic recording, measuring and communications systems, highly engineered compressors and heat exchange systems for locomotives and a leading manufacturer of freight car components, including electronic braking equipment, draft gears, brake shoes and electronic end-of-train devices. Additionally, we are a leading provider of complete door systems and couplers for passenger and transit vehicles.

• Breadth of product offering with a stable mix of OEM and aftermarket business. We believe our product portfolio is one of the broadest in the rail industry, as we offer a wide selection of quality parts, components and assemblies across the entire train. In addition, our existing installed base provides us with a competitive advantage in serving the aftermarket, as customers usually prefer the original product manufacturer to provide service and maintenance on products they purchase. Over the last several years, approximately 50% of our total net sales have come from our aftermarket products and services business.

• Leading design and engineering capabilities. We believe a hallmark of our relationship with our customers has been our leading design and engineering practice. With over 500 domestic patents and approximately 2,000 worldwide, our dedicated staff of over 500 engineers has, in our opinion, assisted in the improvement and modernization of global railway equipment. We believe both our customers and the federal transit authorities value our technological capabilities and commitment to innovation, as we seek not only to enhance the profitability of our customers, but also to improve the overall safety of the railways through continuous product improvement.

• Significant barriers to entry. We believe that there are a number of company- and industry-specific factors that represent meaningful barriers to entry:

• Proprietary product offering. We have an established record of product improvements and new product development. We have assembled a wide range of patented products, which we believe provides us with a competitive advantage.

• Substantial installed base. We believe our installed base presents a meaningful barrier to entry in both the new product market and the aftermarket. As OEMs and Class I railroad operators attempt to modernize fleets with new products designed to improve and maintain safety and efficiency, new products must be designed to be interoperable with existing equipment. We believe our dedicated research and development staff and comprehensive product offering enables us to leverage our installed base to maintain our leadership position with OEMs and the Class I railroads. Similarly, we believe our substantial installed base makes us a preferred supplier in the aftermarket, as end-users typically prefer to source performance and safety-related replacement parts and service from the original product supplier.

• Regulatory nature of the rail industry. Oversight of the rail industry is governed by a number of federal regulatory agencies, including the National Transportation Safety Board (NTSB), the Federal Railroad Administration (FRA) and the Association of American Railroads (AAR). These groups mandate rigorous manufacturer certification and new product testing and approval processes that we believe are difficult for new entrants to cost-effectively and efficiently meet without the scale and extensive experience we possess.

• Experienced management team. Our management team has over 150 years of combined experience with the Company, and has implemented numerous initiatives that have enabled us to manage the sharp cyclical downturn in the rail supply market in 2001 and 2002. Our management team has implemented the Wabtec Quality and Performance System (QPS), an ongoing program that focuses on “lean manufacturing” principles and continuous improvement across all aspects of our business. In addition, in 2001, we completed a plan to eliminate excess manufacturing capacity by closing several facilities, realigning operations, reducing head count and divesting certain non-core assets. Since 2000, we have also reduced our debt by approximately $350 million, lowering our percentage of debt to book capitalization from 73% at December 31, 2000 to 48% at March 31, 2003. Through these kinds of initiatives, our management team has improved our cost structure, operating leverage and financial flexibility and placed us in an excellent position to benefit from growth opportunities in an improving operating environment.

Business strategy

Our primary goal is to gain market share and operate efficiently by executing the following four-point plan:

• Expand systems offerings as “Tier 1” supplier. We are currently a “Tier I” supplier to OEMs in certain markets, but desire to expand our business with these customers to become an even more integral part of their operations. We plan to focus on integrating our electronic, pneumatic and mechanical technologies within and across business units and combining them as a complete package. Increasingly, customers will be able to purchase complete assemblies from us, rather than purchasing individual components from multiple suppliers. This will likely improve reliability and reduce product integration issues. We expect this capability to strengthen our position against competitors that do not have the breadth and depth of our product line. In addition, we will have the opportunity to service these assemblies in the aftermarket as they require replacement, upgrade or repair. In this way, we expect to increase the installed base of our products over time.

• Accelerate new product and service development. During the recent industry downturn, we maintained research and development spending at historical levels and continued to fund major development projects, and we will continue to emphasize research and development to create new and improved products. We are focusing on technological advances, especially in the areas of electronics, braking products and other on-board equipment, as a means of new product growth. We seek to provide customers with incremental technological advances that offer immediate benefits for relatively low investments. In addition, we are focused on expanding the level and type of aftermarket services that we currently provide to customers. In this way, we expect to take advantage of the industry trend toward outsourcing, as railroads and transit authorities focus on their core function of transporting goods and people, rather than maintaining and servicing their equipment.

• Expand globally. Our net sales outside of North America totaled 16% in 2002, and we believe that international markets represent a significant opportunity for future growth. We intend to increase our existing international sales through strategic acquisitions, direct sales of products through our existing subsidiaries and licensees and joint ventures with railway suppliers having a strong presence in their local markets. We are specifically targeting markets that operate significant fleets of U.S.-style locomotives and freight cars, including Australia, China, India, Russia, South Africa, South America and select areas within Europe.

• Continuous improvement through lean principles. We intend to build on what we consider to be a leading position as a low-cost producer in the industry while maintaining world-class product quality, technology and customer responsiveness. Through QPS and employee-directed initiatives such as Kaizen, a Japanese-developed team concept, we continuously strive to improve quality, lead time and productivity, and to reduce costs. These efforts enable us to streamline processes, improve product quality and customer satisfaction, reduce product cycle times and respond more rapidly to market developments. Over time, we expect these lean initiatives to enable us to increase profit margins, which would improve cash flow and strengthen our ability to invest in new product and service programs.

Industry overview

Our operating results are strongly influenced by the level of activity, financial condition and capital spending plans of the global railroad industry, which in large part is driven by the overall health and growth prospects of the national and local economies in the markets we serve. In global freight rail markets, rail traffic, in terms of revenue ton-miles and carloadings, is a key factor underlying the demand for our products and services. Additionally, railroads continuously seek to increase the efficiency and productivity of their rail operations to improve profitability, which results in the purchase of new, more efficient equipment. In global transit markets, government investment in public transportation and ridership levels are key factors underlying the demand for our products and services.

Demand for North American locomotive and freight car products is driven by a number of factors, including:

• Rail traffic revenue ton-miles and carloadings. In 2002, revenue ton-miles (defined as weight times distance traveled by Class I railroads) increased approximately 1% and carloadings decreased approximately 1% compared to 2001, which we believe reflects North America’s relatively slow economic growth during the year. In response to the slow economy and little growth in rail traffic, we believe railroads deferred maintenance on some of the existing locomotives and freight cars in their fleets, which reduced our aftermarket sales. As the economy and rail traffic strengthen, we expect that railroads may return to a more typical pattern of maintenance spending;

• OEM demand for new locomotives. Currently, the active locomotive fleet in the North American market numbers approximately 20,000 units. The average number of new locomotives delivered in each of the past 10 years was about 1,000 annually. In 2002, deliveries of new, heavy-haul locomotives were 969, down from 1,085 in 2001. In 2003, we expect the industry to deliver about 700 new locomotives. Our expectation is that the locomotive market will increase to about 1,000 units in 2004 as railroads opt to purchase new units before stricter U.S. federal government emissions standards take effect in January 2005.

• OEM demand for new freight cars. Currently, the active freight car fleet in North America numbers approximately 1.3 million. The average number of new freight cars delivered in each of the past 10 years was about 50,000 annually. In 2002, new freight car deliveries were substantially below the 10-year average for the second consecutive year (17,736, compared to 34,260 in 2001), which we believe was due to abnormally high purchases in 1998-99 (about 50,000 units each year). Although we expected the industry to deliver about 22,000 new freight cars in 2003, well below average and below the 40,000 units we view as a normal replacement demand, first quarter results indicate that the freight car market may be somewhat stronger than we initially expected. It is our belief that the delivery rate for the next several years may increase, as railroads and leasing companies recognize the benefit of new technology and specialty cars designed to increase and maintain safety and efficiency.

Demand for North American transit products is driven by a number of factors, including:

• Replacement, building and/or expansion programs of transit authorities. These programs are funded in part by national and local government programs. Currently, the U.S. federal government is considering new spending legislation, known as SAFETEA, that would provide federal funding for transit projects for the fiscal years 2004-09. Although the amount of future funding is yet to be finalized, the current legislation calls for a funding level of about $7.2 billion in fiscal 2004 (about the same as in fiscal year 2003), with annual increases of about 2% per year through fiscal 2009. The amount of funding in the legislation will have an impact on the capital spending plans of transit authorities. In recent years, strong U.S. federal funding for transit projects has served as a counter-cyclical balance during the downturn in our freight rail markets.

The average annual number of new transit car deliveries over the past 10 years is about 600 units. Due to strong funding levels under previous federal legislation, transit authorities, particularly in New York City, have increased purchases of new vehicles in recent years. In 2002, for example, 1,230 new transit cars were delivered. In 2003, we expect transit car deliveries to be about 700 units, reflecting the completion of a major order by the Metropolitan Transportation Authority of New York, which owns about 40% of the transit vehicles in North America. In late 2002, New York City placed another major order for new subway cars, with deliveries expected to begin in 2006. As a result, management expects the annual transit vehicle delivery rate to be in the range of 500-800 units for the next several years.

• Ridership levels. Ridership on U.S. transit vehicles increased steadily from 1995-2001. In 2002, ridership decreased for the first time since 1995 due to higher unemployment levels in the U.S. The lower ridership level, as well as government funding cutbacks, negatively impacted aftermarket spending in 2002 and that trend has continued in 2003. We believe, however, that the current underspending will create a pent-up demand for maintenance and service work if ridership and funding levels increase in future years.

Engineering and development

Consistent with our strategy of using technology to develop new products, we are actively engaged in a variety of engineering and development activities. For the fiscal years ended December 31, 2002, 2001, and 2000, we incurred costs of approximately $33.6 million, $33.2 million and $32.3 million, respectively, on product development and improvement activities (exclusive of manufacturing support). Such expenditures represented approximately 4.8%, 4.2% and 4% of net sales for the same periods, respectively. From time to time, we conduct specific research projects in conjunction with universities, customers and other railroad product suppliers.

Our engineering and development program is largely focused upon train control and new braking technologies, with an emphasis on the application of electronics to traditional pneumatic equipment. Electronic actuation of braking has long been a part of our transit product line but interchangeability, connectivity and durability have presented problems to the industry in establishing electronics in freight railway applications. Efforts are proceeding in the enhancement of the major components for existing hard-wired braking equipment and development of new electronic technologies.

We use an electronic Product Development System (e-PDS) to develop and monitor all new product programs. The system requires the product development team to follow a consistent methodology throughout the development process, from concept to launch, to ensure the product will meet customer expectations and internal profitability targets.

Intellectual property

We have numerous U.S. patents, patent applications pending and trademarks as well as foreign patents and trademarks throughout the world. We also rely on a combination of trade secrets and other intellectual property laws, nondisclosure agreements and other protective measures to establish and protect our proprietary rights in our intellectual property.

Certain trademarks, among them the name WABCO®, were acquired or licensed from American Standard Inc. in 1990 at the time of our acquisition of the North American operations of the Railway Products Group of American Standard.

We are a party, as licensor and licensee, to a variety of license agreements. We do not believe that any single license agreement is of material importance to our business as a whole.

We entered into a license agreement with SAB WABCO Holdings B.V. on December 31, 1993, pursuant to which SAB WABCO granted us a license to the intellectual property and know-how related to the manufacturing and marketing of certain disc brakes, tread brakes and low noise and resilient wheel products. SAB WABCO is a former affiliate of Wabtec, both having been owned by the same parent in the early 1990s. In 2002, SAB WABCO was purchased by Vestar

Capital Partners, which also owns stock in Wabtec. The SAB license expires December 31, 2003, and we fully intend to renew it for additional one-year terms as provided in the license agreement.

We have issued licenses to the two sole suppliers of railway air brakes and related products in Japan, NABCO Ltd. and Mitsubishi Electric Company. The licensees pay annual license fees to us and also assist us by acting as liaisons with key Japanese passenger transit vehicle builders for projects in North America. We believe that our relationships with these licensees have been beneficial to our core transit business and customer relationships in North America.

Customers

We have several key customers, including Original Equipment Manufacturers and Class I railroads. Our top 5 customers, Bombardier Transportation, GETS, EMD, Northeast Illinois Regional Commuter Railroad Corporation (METRA), and Kawasaki Rail Car Inc., accounted for 30% of our net sales in 2002 and our top customer represented 11% of consolidated sales in 2002 and 2001. We believe that we have strong relationships with all of our key customers.

Competition

We operate in a competitive marketplace. Price competition is strong and the existence of cost-conscious purchasers of a limited number has historically limited our ability to increase prices. In addition to price, competition is based on product performance and technological leadership, quality, reliability of delivery and customer service and support. Our principal competitors vary to some extent across our principal product lines, but most competitors are smaller, privately held companies. Within North America, New York Air Brake Company, a subsidiary of the German air brake producer Knorr-Bremse AG, is our principal overall OEM competitor. Our competition for locomotive, freight and passenger transit service and repair business is primarily from the railroads’ and passenger transit authorities’ in-house operations, EMD and GETS, and New York Air Brake/Knorr.

Employees

At December 31, 2002, we had 4,409 full time employees, approximately 36% of whom are unionized. A majority of the employees subject to collective bargaining agreements are within North America and these agreements are generally effective through late 2003, 2004 and 2005.

We consider our relations with our employees and union representation to be good, but cannot assure that future contract negotiations will be favorable to us.

Facilities

The following table provides certain summary information with respect to the principal facilities owned or leased by the Company. The Company believes that its facilities and equipment are generally in good condition and that, together with scheduled capital improvements, they are adequate for its present and immediately projected needs. Leases on the below facilities are long-term and generally include options to renew. The Company’s corporate headquarters are located at the Wilmerding, PA site.

Location	Primary use	Primary segment	Own/Lease	Approximate square feet

Domestic
Wilmerding, PA	Manufacturing/Service	Freight Group	Own	365,000	(1)
Boise, ID	Manufacturing	Freight Group	Own	294,700
Lexington, TN	Manufacturing	Freight Group	Own	170,000
Jackson, TN	Manufacturing	Freight Group	Own	150,000
Chicago, IL	Manufacturing	Freight Group	Own	111,500
Laurinburg, NC	Manufacturing	Freight Group	Own	105,000
Greensburg, PA	Manufacturing	Freight Group	Own	97,800
Germantown, MD	Manufacturing/Service	Freight Group	Own	80,000
Willits, CA	Manufacturing	Freight Group	Own	70,000
St. Louis, MO	Idle (2)	Freight Group	Own	62,000
Kansas City, MO	Service Center	Freight Group	Lease	55,900
Cedar Rapids, IA	Manufacturing	Freight Group	Lease	37,000
Racine, WI	Engineering/Office	Freight Group	Lease	32,500
Carson City, NV	Service Center	Freight Group	Lease	22,000
Chicago, IL	Service Center	Freight Group	Lease	19,200
Columbia, SC	Service Center	Freight Group	Lease	40,250
Niles, IL	Idle (3)	Transit Group	Own	355,300
Spartanburg, SC	Manufacturing/Service	Transit Group	Lease	183,600
Buffalo Grove, IL	Manufacturing	Transit Group	Lease	115,570
Plattsburgh, NY	Manufacturing	Transit Group	Lease	64,000
Elmsford, NY	Service Center	Transit Group	Lease	28,000
Baltimore, MD	Service Center	Transit Group	Lease	7,200
Richmond, CA	Service Center	Transit Group	Lease	5,400
Sun Valley, CA	Service Center	Transit Group	Lease	4,000
Atlanta, GA	Service Center	Transit Group	Lease	1,200

International
Doncaster, UK	Manufacturing/ Service	Freight Group	Own	330,000
Stoney Creek, Ontario	Manufacturing/ Service	Freight Group	Own	189,200
Wallaceburg, Ontario	Foundry	Freight Group	Own	127,600
Wetherill Park, Australia	Manufacturing	Freight Group	Lease	73,100
San Luis Potosi, Mexico	Manufacturing	Freight Group	Own	48,600
Calgary, Alberta	Manufacturing	Freight Group	Own	38,000
Kolkatta, India	Manufacturing	Freight Group	Lease	32,000
Schweighouse, France	Manufacturing	Freight Group	Lease	30,000
Tottenham, Australia	Manufacturing	Freight Group	Lease	26,900
San Luis Potosi, Mexico	Foundry	Freight Group	Own	24,500
Sydney, Australia	Sales Office	Freight Group	Lease	11,250
St. Laurent, Quebec	Manufacturing	Transit Group	Own	106,000
Jiangsu, China	Manufacturing	Transit Group	Own	80,000
Sassuolo, Italy	Manufacturing	Transit Group	Lease	30,000
Pointe-aux-Trembles, Quebec	Manufacturing	Transit Group	Lease	20,000
Burton on Trent, UK	Manufacturing	Transit Group	Lease	18,000
Etobicoke, Ontario	Service Center	Transit Group	Lease	3,800

(1) Approximately 250,000 square feet are currently used in connection with the Company’s corporate and manufacturing operations. The remainder is leased to third parties.

(2) This property is listed for sale.

(3) This property is under contract for sale.

Backlog

We maintain a backlog of customer orders, although a majority of our revenues are derived from aftermarket sales, which typically carry lead times of less than 30 days. As such, the backlog is not an important indicator of aftermarket activity.

Our contracts are subject to standard industry cancellation provisions, including cancellations on short notice or upon completion of designated stages. Substantial scope-of-work adjustments are common. For these and other reasons, completion of our backlog may be delayed or cancelled and backlog should not be relied upon as an indicator of our future performance. The railroad industry, in general, has historically been subject to fluctuations due to overall economic conditions and the level of alternative modes of transportation.

The backlog of customer orders as of December 31, 2002 and December 31, 2001, and the expected year of completion is as follows:

	Total backlog December 31, 2002			Total backlog December 31, 2001
		Year of completion			Year of completion
(Dollars in thousands)		2003	Other years		2002	Other years

Freight Group	$237,654	$151,583	$86,071	$284,754	$143,721	$141,033
Transit Group	180,942	127,002	53,940	228,278	152,808	75,470

Total	$418,596	$278,585	$140,011	$513,032	$296,529	$216,503

Legal proceedings

From time to time, we are party to various legal actions in the normal course of our business. We believe that we are not party to any litigation that, if adversely determined, would have a material adverse effect on our business, financial conditions and result of operations.

We are subject to a variety of environmental laws and regulations governing discharges to air and water, the handling, storage and disposal of hazardous or solid waste materials and the remediation of contamination associated with releases of hazardous substances. We believe our operations currently comply in all material respects with all of the various environmental laws and regulations applicable to our business; however, there can be no assurance that environmental requirements will not change in the future or that we will not incur significant costs to comply with such requirements. For further information on currently pending environmental proceedings and remediations, see Note 20 to the “Notes to consolidated financial statements” included in this offering memorandum.

Actions have been filed against us and certain of our affiliates in various jurisdictions across the United States by persons alleging bodily injury as a result of exposure to asbestos-containing products. Since 2000, the number of such claims has increased. Most of these claims have been made against our wholly-owned subsidiary, Railroad Friction Products Corporation (RFPC), and are based on a product sold by RFPC before we acquired American Standard, Inc.’s (ASI) 50% interest in RFPC in 1990. We acquired the remaining interest in RFPC in 1992. These claims include a suit against RFPC by ASI seeking contribution and indemnity for asbestos claims brought against ASI that ASI alleges claim exposure to RFPC’s product.

Most of these claims, including all of the RFPC claims, are submitted to insurance carriers for defense and indemnity or to non-affiliated companies that retained the liabilities for the asbestos-containing products at issue. Neither we nor our affiliates have to date incurred material costs related to these asbestos claims. We cannot, however, assure that all these claims will be fully covered by insurance or that the indemnitors will remain financially viable. Our ultimate legal and financial liability with respect to these claims, as is the case with other pending litigation, cannot be estimated with certainty.

On November 3, 2000, we settled a suit brought against us in 1999 by GE-Harris Railway Electronics, L.L.C. and GE-Harris Railway Electronics Services, L.L.C. (collectively “GE-Harris”). On September 20, 2002, a motion in that lawsuit was filed by the successor to GE Harris, GE Transportation Services Global Signaling, L.L.C. (“GETS-GS”). The motion by GETS-GS contends that we are acting beyond authority granted in the parties’ November 2000 settlement and license agreement and in contempt of the consent order that concluded the suit at that time. In support of its motion, GETS-GS points principally to sales and offers to sell certain railway brake equipment, including distributed power equipment, to Australian customers. GETS-GS is seeking substantial money damages and has claimed a significant business loss. This matter is in discovery and a hearing on GETS-GS’ motion was held on May 13, 2003. The parties are currently preparing and filing post-hearing papers.

Selected consolidated financial data

The following selected financial data for the fiscal year ended December 31, 2002 was derived from our audited financial statements which have been audited by Ernst & Young LLP whose report appears elsewhere in this offering memorandum. Such information is contained in and should be read in conjunction with the financial statements and accompanying notes included in our Annual Report on Form 10-K for such year. Our consolidated financial statements and schedules for the years ended December 31, 1998, 1999, 2000 and 2001 and for earlier years were audited by Arthur Andersen LLP. Because Arthur Andersen has ceased accounting and auditing operations, we are unable to obtain a consent to incorporate their report into this offering memorandum. The selected financial data for the three months ended March 31, 2002 and the three and twelve months ended March 31, 2003 was derived from our unaudited interim financial statements, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of the financial position and results of our operations for these periods. Operating results for the three and twelve months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2003. The three month data should be read in conjunction with our Quarterly Reports on Form 10-Q, as amended, for such periods.

	Year ended December 31,					Three months ended March 31,		Twelve months ended March 31,

(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003	2003

						(unaudited)		(unaudited)
Statement of operations data:
Net sales (a)	$790,672	$844,079	$811,178	$783,698	$696,195	$177,325	$169,523	$688,393
Cost of sales	(541,506)	(569,169)	(575,516)	(573,772)	(516,724)	(132,545)	(124,247)	(508,426)

Gross profit (b)	249,166	274,910	235,662	209,926	179,471	44,780	45,276	179,967
Total operating expenses (c)	(131,846)	(144,255)	(139,669)	(152,145)	(131,937)	(34,313)	(32,975)	(130,599)
Merger and restructuring charge	—	(42,903)	(18,202)	(3,723)	—	—	—	—

Income from operations	117,320	87,752	77,791	54,058	47,534	10,467	12,301	49,368
Interest expense (d)	(38,228)	(44,109)	(43,649)	(33,501)	(18,072)	(5,310)	(2,399)	(15,161)
Other income (expense), net (e)	11,223	428	3,776	(2,130)	(5,558)	(1,113)	(1,136)	(5,581)

Income from continuing operations before income taxes and cumulative effect of accounting change	90,315	44,071	37,918	18,427	23,904	4,044	8,766	28,626
Income tax expense (d)	(31,908)	(20,887)	(18,718)	(4,465)	(7,594)	(1,415)	(3,200)	(9,379)

Income from continuing operations before cumulative effect of accounting change	58,407	23,184	19,200	13,962	16,310	2,629	5,566	19,247
Income from discontinued operations (net of tax)	15,444	13,439	6,193	6,360	403	124	117	396
Gain (loss) on sale of discontinued operations (net of tax) (f)	—	—	—	41,458	(529)	(529)	—	—

Income before cumulative effect of accounting change	73,851	36,623	25,393	61,780	16,184	2,224	5,683,	19,643
Cumulative effect of accounting change for goodwill (net of tax)	—	—	—	—	(61,663)	(61,663)	—	—

Net income (loss) (g)	$73,851	$36,623	$25,393	$61,780	$(45,479)	$(59,439)	$5,683	$19,643

	Year ended December 31,					Three months ended March 31,		Twelve months ended March 31,
(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003	2003

						(unaudited)		(unaudited)
Balance sheet data at end of period:
Working capital (h)	$211,325	$215,705	$230,081	$77,087	$71,898	$80,857	$87,540	$87,540
Total assets	967,382	966,676	984,047	729,952	588,865	696,440	609,649	609,649
Short-term debt	41,128	743	751	782	833	788	839	839
Long-term debt	532,487	567,844	539,446	241,088	194,318	240,697	191,426	191,426
Total shareholders’ equity	144,076	181,878	196,371	245,271	199,262	249,130	208,613	208,613

Statement of cash flows data:
Net cash provided by operating activities	$73,411	$77,389	$60,214	$119,097	$15,658	$(23,878)	$(1,105)	$38,431
Net cash provided by (used for) investing activities	(243,795)	(66,371)	(21,485)	227,413	(10,817)	(2,832)	(2,866)	(10,851)
Net cash provided by (used for) financing activities	161,941	(11,733)	(38,009)	(297,187)	(44,054)	698	(3,096)	(47,848)

Other financial data:
EBITDA, as defined (i)	$174,232	$134,911	$120,176	$132,807	$67,363	$15,507	$16,999	$68,855
Depreciation and amortization	30,245	33,292	32,416	33,061	25,513	6,558	5,717	24,672
Capital expenditures	39,084	24,067	23,173	20,674	14,137	3,144	2,804	13,797
Ratio of EBITDA to interest expense(j)	4.56x	3.06x	2.75x	3.96x	3.73x	2.92x	7.09x	4.54x
Ratio of earnings to fixed charges(k)	3.3x	2.0x	1.8x	1.5x	2.2x	1.7x	4.2x	2.7x

(a) Net sales decreased in 2001 and 2002 primarily due to decreased North American OEM freight car and locomotive component sales volumes and lower locomotive overhauls, all within the Freight Group.

(b) In 2000, includes charges for the merger and restructuring plan of $2.0 million and a legal settlement of $2.0 million.

(c) In 2001, includes charges for asset writedowns of $9.3 million consisting primarily of an asset impairment related to the locomotive lease fleet of $5.2 million, a writeoff of $1.8 million of an investment in Argentina and a $1.5 million writedown of a facility to its estimated realizable value, and severance costs of $1.7 million. Goodwill amortization was $6.9 million, $7.0 million and $0.0 million in 2000, 2001 and 2002 respectively.

(d) In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections,” which, among other things, eliminates the requirement to report certain extinguishments of debt as extraordinary items. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The provisions of this Statement were required to be adopted by the Company on January 1, 2003. In connection with this offering, the Company adopted SFAS No. 145 effective January 1, 2003. Accordingly, the loss on extinguishment of debt of approximately $5.3 million (net of tax provision of approximately $2.0 million) in 1998, $1.3 million (net of tax provision of approximately $800,000) in 1999 and $1.2 million (net of tax provision of approximately $648,000) in 2002 all previously recorded as extraordinary items, have been reclassified as interest expense in the accompanying consolidated statements of operations and in other financial information.

(e) In 2000, includes a gain on asset sales of $4.4 million. In 2001, includes a gain on asset sales of $685,000.

(f) Reflects the gain on the sale of certain assets to GE Transportation Systems in 2001 and the writedown of other assets the company decided to exit.

(g) Includes the items noted above, as well as the following: In 2000, a writeoff of $5.1 million for a deferred tax asset relating to the termination of the Employee Stock Ownership Plan (ESOP). In 2001, a $2.0 million tax benefit for research and development tax credits. In 2002, a $61.7 million, net of tax, cumulative effect of accounting change for goodwill (which occurred in the quarter ended March 31, 2002).

(h) Working capital is defined as net accounts receivable plus net inventory current plus current assets less total payables and accruals (which include trade accounts payable, advance billings, accrued payroll, warranty accruals and other accruals).

(i) “EBITDA” is defined as net income plus income taxes, interest expense, depreciation and amortization and cumulative effect of accounting change. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this document may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

EBITDA is derived from the statements of income as follows:

	Year ended December 31,					Three months ended March 31,		Twelve months ended March 31,
(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003	2003

						(unaudited)		(unaudited)
Net income (loss)	$73,851	$36,623	$25,393	$61,780	$(45,479)	$(59,439)	$5,683	$19,643
Cumulative effect of accounting change for goodwill, net of tax	—	—	—	—	61,663	61,663	—	—
Income tax expense	31,908	20,887	18,718	4,465	7,594	1,415	3,200	9,379
Interest expense	38,228	44,109	43,649	33,501	18,072	5,310	2,399	15,161
Depreciation and amortization	30,245	33,292	32,416	33,061	25,513	6,558	5,717	24,672
EBITDA(1)	$174,232	$134,911	$120,176	$132,807	$67,363	$15,507	$16,999	$68,855

(1) EBITDA, as presented above, includes the following items:

	Year ended December 31,					Three months ended March 31,		Twelve months ended March 31,
(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003	2003

						(unaudited)		(unaudited)
Income from discontinued operations, net of tax	$15,444	$13,439	$6,193	$6,360	$403	$124	$117	$396
Gain (loss) on sale of discontinued operations, net of tax	—	—	—	41,458	(529)	(529)	—	—
Other income (expense), net	11,223	428	3,776	(2,130)	(5,558)	(1,113)	(1,136)	(5,581)

	$26,667	$13,867	$9,969	$45,688	$(5,684)	$(1,518)	$(1,019)	$(5,185)

(j) Our interest expense is expected to increase by $3.15 million on an annualized basis after we issue the notes described in this offering memorandum, based on an annual interest rate of 7 percent for the notes. The unaudited pro forma ratio of EBITDA to interest expense for the twelve months ended March 31, 2003, assuming we had issued the notes at that interest rate as of the beginning of such period, would have been 3.93x.

(k) For purpose of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest.

As described in note (j) above, our interest expense is expected to increase after we issue the notes described in this offering memorandum. The unaudited pro forma ratio of earnings to fixed charges for the twelve months ended March 31, 2003, assuming we had issued the notes at an annual interest rate of 7 percent, as of the beginning of such period, would have been 2.6x.

Management’s discussion and analysis of

financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with our audited historical consolidated financial statements and the notes accompanying those statements, which are included in this offering memorandum. The results described below are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on our current expectations, which are inherently subject to risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors. We undertake no obligation beyond what is required under applicable securities law to publicly update or revise any forward looking statement to reflect current or future events or circumstances, including those set forth herein, in the section entitled “Risk factors” and elsewhere in this offering memorandum.

Overview

In November 2001, we sold certain assets to GE Transportation Systems for $238.0 million in cash. The assets sold primarily included locomotive aftermarket products and services for which we were not the original equipment manufacturer. The results for these businesses, along with several other small non-core businesses that we have decided to exit, are classified as discontinued operations throughout this report.

Net sales of ongoing operations decreased by 11.2% from $783.7 million in 2001 to $696.2 million in 2002. The major causes for the change were decreases in component sales due to the continuation of the weak freight market, a downturn in the locomotive overhaul market and the completion of a major transit contract in the third quarter of 2002.

The results for 2002 include a $61.7 million, net of tax, write off of goodwill in accordance with the adoption of SFAS No. 142 and a $126,000 of loss from discontinued operations. The 2001 results include $47.8 million of income from discontinued operations (including a $41.5 million gain, net of tax, on the sale of assets to GE Transportation Systems noted above and writedown of certain businesses classified as discontinued operations), a $9.3 million charge for asset writedowns, a $3.7 million restructuring-related charge, a $685,000 gain on the disposition of excess facilities, a $2.0 million research and development tax credit and a $1.7 million charge for severance costs related to a 10 percent salary workforce reduction.

Merger and restructuring plan

In 2001, we completed a merger and restructuring plan with charges totaling $71.0 million pre-tax, with approximately $2.0 million of the charge expensed in 2001, $20.0 million in 2000 and $49.0 million in 1999. The plan involved the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions, and the evaluation of certain assets as to their perceived ongoing benefit to us.

As of December 31, 2002, $647,000 of the merger and restructuring charge still remained as accrued on the balance sheet as part of other accrued liabilities. The accrual on the balance sheet is discussed in greater detail in Note 24 of “Notes to consolidated financial statements” included in this offering memorandum.

We began and completed a new restructuring plan for the Transit rail business in 2001. The restructuring plan involved operational realignment and related workforce reductions. The charges for this totaled approximately $2 million pre-tax. Operations in 2002 still included much of the cost of integration in normal operations.

The $2.0 million charge in 2001 included costs associated with relocating several production operations from Chicago to Montreal, including severance costs for approximately 110 employees.

Results of operations

The following table sets forth our consolidated statements of operations for the years indicated.

	Year ended December 31,			Three months ended March 31,
(Dollars in thousands)	2000	2001	2002	2002	2003

				(unaudited)
Net sales(a)	$811,178	$783,698	$696,195	$177,325	$169,523
Cost of sales	(575,516)	(573,772)	(516,724)	(132,545)	(124,247)

Gross profit(b)	235,662	209,926	179,471	44,780	45,276
Selling, general and administrative expenses	(94,757)	(96,723)	(93,023)	(24,723)	(23,707)
Merger and restructuring charge	(18,202)	(3,723)	—	—	—
Engineering expenses	(32,297)	(33,156)	(33,592)	(8,105)	(8,268)
Asset writedowns	—	(9,253)	—	—	—
Amortization expense	(12,615)	(13,013)	(5,322)	(1,485)	(1,000)

Total operating expenses	(157,871)	(155,868)	(131,937)	(34,313)	(32,975)
Income from operations	77,791	54,058	47,534	10,467	12,301
Interest expense(c)	(43,649)	(33,501)	(18,072)	(5,310)	(2,399)
Other income (expense), net(d)	3,776	(2,130)	(5,558)	(1,113)	(1,136)

Income from continuing operations before income taxes and cumulative effect of accounting change	37,918	18,427	23,904	4,044	8,766
Income tax expense(d)	(18,718)	(4,465)	(7,594)	(1,415)	(3,200)

Income from continuing operations before cumulative effect of accounting change	19,200	13,962	16,310	2,629	5,566
Discontinued operations
Income from discontinued operations (net of tax)	6,193	6,360	403	124	117
Gain (loss) on sale of discontinued operations (net of tax)(e)	—	41,458	(529)	(529)	—

Income before cumulative effect of accounting change	25,393	61,780	16,184	2,224	5,683
Cumulative effect of accounting change for goodwill (net of tax)	—	—	(61,663)	(61,663)	—

Net income (loss)(f)	$25,393	$61,780	$(45,479)	$(59,439)	$5,683

(a)	Net sales decreased in 2001 and 2002 primarily due to decreased North American OEM freight car and locomotive component sales volumes and lower locomotive overhauls, all within the Freight Group.
(b)	In 2000, includes charges for the merger and restructuring plan of $2.0 million and a legal settlement of $2.0 million.
(c)	In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections,” which, among other things, eliminates the requirement to report certain extinguishments of debt as extraordinary items. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The provisions of this Statement were required to be adopted by the Company on January 1, 2003. In connection with this offering, the Company adopted SFAS No. 145 effective January 1, 2003. Accordingly, the loss on extinguishment of debt of approximately $1.2 million (net of tax provision of approximately $648,000) previously recorded as an extraordinary item, has been reclassified as interest expense in the accompanying consolidated statements of operations and in other financial information.
(d)	In 2000, includes a gain on asset sales of $4.4 million. In 2001, includes a gain on asset sales of $685,000.
(e)	Reflects the gain on the sale of certain assets to GE Transportation Systems in 2001 and the writedown of other assets the company decided to exit.
(f)	Includes the items noted above, as well as the following: In 2000, a writeoff of $5.1 million for a deferred tax asset relating to the termination of the Employee Stock Ownership Plan (ESOP). In 2001, a $2.0 million tax benefit for research and development tax credits. In 2002, a $61.7 million, net of tax, cumulative effect of accounting change for goodwill (which occurred in the quarter ended March 31, 2002).

Three months ended March 31, 2003 compared to three months ended March 31, 2002

Summary results of operations:

	Three months ended March 31,
(Dollars in thousands)	2002	2003	Percent change

	(unaudited)
Net sales	$177,325	$169,523	(4.4)%
Income from operations	10,467	12,301	17.5%
Income before cumulative effect of accounting change	2,224	5,683	155.5%
Net income	(59,439)	5,683	nm

A number of events have occurred over the comparative period that impacted our results of operations and financial condition including:

• In 2002, we completed fair value assessments of goodwill and wrote down the carrying value of goodwill by $90.0 million ($83.2 million for the freight group and $6.8 million for the transit group) in accordance with the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets.”

Net sales. The following table sets forth our net sales by business segment:

	Three months ended March 31,
(Dollars in thousands)	2002	2003

	(unaudited)
Freight Group	$108,607	$122,634
Transit Group	68,718	46,889

Net sales	$177,325	$169,523

Net sales for the first quarter of 2003 decreased $7.8 million, or 4.4%, as compared to the same period in 2002. The increased sales in the Freight Group were offset by lower sales in the Transit Group. The Freight Group’s increased sales reflected higher sales of components for new freight cars and locomotives and also higher aftermarket sales. Industry deliveries of new freight cars for the quarter increased to 6,614 units as compared to 3,855 in the same period in 2002. The Transit Group’s decreased sales were due to the completion of a contract to supply components for New York City subway cars in 2002 and lower aftermarket sales.

Gross profit. Gross profit increased to $45.3 million in the first quarter of 2003 compared to $44.8 million in the same period in 2002. Gross profit is dependent on a number of factors including pricing, sales volume and product mix. Gross profit, as a percentage of sales, was 26.7% compared to 25.3% in the same period in 2002. (Gross profit was 25.9% in the fourth quarter of 2002.) The increase in gross profit percentage is primarily due to operating efficiencies and favorable product mix.

Operating expenses. The following table sets forth our operating expenses for the period:

	Three months ended March 31,
(Dollars in thousands)	2002	2003	Percent change

	(unaudited)
Selling, general and administrative expenses	$24,723	$23,707	(4.1)%
Engineering expenses	8,105	8,268	2.0%
Amortization expense	1,485	1,000	(32.7)%

Total operating expense	$34,313	$32,975	(3.9)%

Operating expenses improved by $1.3 million in the first quarter of 2003 as compared to the same period in 2002, due to a decrease in selling, general and administrative expenses and amortization expense. Selling, general and administrative expenses decreased due to controlled spending in the first quarter of 2003 and amortization expense decreased due to certain intangible assets having been fully amortized.

Operating income. Operating income totaled $12.3 million (or 7.3% of sales) in the first quarter of 2003 compared with $10.5 million (or 5.9% of sales) in the same period in 2002. Higher operating income resulted from increased margins and decreased operating expenses in the first quarter of 2003.

Interest expense. Interest expense decreased 54.8% in the first quarter of 2003 as compared to the same period in 2002 primarily due to a substantial decrease in debt and interest rates. In July 2002, we repaid $175.0 million of senior notes through cash on hand and borrowings at lower rates under our revolving credit agreement.

Income taxes. The effective income tax rate was 36.5% in the first quarter of 2003 and 35% in the first quarter of 2002. The change in the effective tax rate was due to increased sales in various states, resulting in a higher effective state tax rate.

Net income. Net income for the three month period ending March 31, 2003 increased $65.1 million, compared with the same period in 2002. Net income in the first three months of 2002 included a $61.7 million, net of tax, write off of goodwill. Income before the cumulative effect of an accounting change increased $3.5 million, compared with the same period in 2002. The increase was due to improved margins, lower operating expenses and lower interest expense.

Fiscal year 2002 compared to fiscal year 2001

	Year ended December 31,
(Dollars in thousands)	2001	2002	Percent change

Net sales	$783,698	$696,195	(11.2)%
Income from operations	54,058	47,534	(1.2)%
Income before cumulative effect of accounting change	61,780	16,184	(73.8)%
Net income	61,780	(45,479)	(173.6)%

A number of events occurred over the comparative period that impacted our results of operations and financial condition including:

• In 2002, we completed fair value assessments of goodwill and wrote down the carrying value of goodwill by $90.0 million ($83.2 million for the freight group and $6.8 million for the transit group) in accordance with the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets.”

• In July 2002, we redeemed at par (face) $175.0 million of the 9.375% senior notes due in 2005 through the use of cash on hand and additional borrowings under the credit agreement. This redemption resulted in a non-cash loss of $1.9 million, relating to a write-off of deferred debt issuance costs which was recorded as interest expense.

• In November 2001, we sold certain assets to GE Transportation Systems for $238.0 million in cash. The assets sold primarily included locomotive aftermarket products and services for which we were not the OEM. The sale resulted in an after-tax gain of $48.7 million.

• In the fourth quarter of 2001, we decided to exit certain businesses. The net amount of these businesses was written down to their estimated realizable value. This resulted in a pre-tax charge of $9.3 million and an after-tax charge of $7.2 million.

Net sales. The following table sets forth our net sales by business segment:

	Year ended December 31,
(Dollars in thousands)	2001	2002

Freight Group	$490,261	$443,443
Transit Group	293,437	252,752

Net sales	$783,698	$696,195

Net sales for 2002 decreased $87.5 million or 11.2% to $696.2 million as compared to the prior period. Both the Freight Group and Transit Group had lower sales. The Freight Group’s decreased sales reflected lower sales of components for new freight cars and locomotives. In 2002, industry deliveries of new freight cars decreased to 17,736 units as compared to 34,260 in the same period in 2001. In 2002, industry deliveries of new locomotives decreased to 969 as compared to 1,085 in the same period in 2001. The Transit Group’s decreased sales were primarily due to the completion of a supply contract for New York City subway cars in the third quarter of 2002.

Gross profit. Gross profit decreased to $179.5 million (or 25.8% of sales) in 2002 compared to $209.9 million (or 26.8% of sales) in the same period of 2001. Gross profit is dependent on a number of factors including pricing, sales volume and product mix. The decrease in gross profit and margin is largely attributed to the effect of a decrease in sales volumes (approximately $35.0 million in gross profit). The resulting favorable balance is principally a result of cost reductions.

Operating expenses. The following table sets forth our operating expenses by business segment:

	Year ended December 31,
(Dollars in thousands)	2001	2002	Percent change

Selling, general and administrative expenses	$96,723	$93,023	(3.8)%
Merger and restructuring charges	3,723	—	NA
Engineering expenses	33,156	33,592	1.3%
Asset writedowns	9,253	—	NA
Amortization expense	13,013	5,322	(59.1)%

Total operating expense	$155,868	$131,937	(15.4)%

Operating expenses improved by $23.9 million in 2002 as compared to 2001. Included in operating expenses for 2001 were goodwill amortization (due to the required adoption of Financial Accounting Standard 142) of $7.0 million, $9.3 million for asset writedowns, $3.7 million for merger and restructuring charges and $1.7 million for severance costs in 2001. The remaining decrease in operating expenses was due to a decrease in selling, general and administrative expenses.

Income from operations. Income from operations totaled $47.5 million in 2002 compared with $54.1 million in 2001. Lower operating income resulted from decreased sales volumes in 2002.

Interest expense. Interest expense decreased 46.1% in 2002 as compared to 2001, primarily due to a decrease in debt and interest rates. Debt, net of cash and equivalents, was $175.9 million at December 31, 2002 versus $187.9 million at the end of 2001.

Other income (expense). The Company recorded foreign exchange losses of $1.2 million and $1.7 million, respectively, in 2002 and 2001 due to the continued strength of the dollar. Also in 2002, the Company wrote down a facility held for sale, resulting in a $2.0 million charge. These items were reported as other income (expense).

Income taxes. The effective income tax rate for 2002 was 31.8% as compared to 24.2% in 2001. We expect the ongoing rate to be approximately 35-36%. The 2002 rate includes the effect of research and development and foreign tax credits ($772,000). The 2001 rate includes the effect of substantial research and development tax credits ($2.0 million).

Net income. Net income decreased $107.3 million, or 173.6%, compared with the same period the prior year. Income before the accounting change decreased $45.6 million, or 74%, compared with the same period the prior year.

Fiscal year 2001 compared to fiscal year 2000

Summary results of operations:

	Year ended December 31,
(Dollars in thousands)	2000	2001	Percent change

Net sales	$811,178	$783,698	(3.4)%
Income from operations	77,791	54,058	(30.5)%
Income before cumulative effect of accounting change	25,393	61,780	143.0%
Net income	25,393	61,780	143.0%

A number of events occurred over the comparative period that impacted our results of operations and financial condition including:

• In 2001, we completed a merger and restructuring plan with charges totaling $71 million pre-tax, with approximately $2.0 million of the charge expensed in 2001 and $20 million in 2000. The plan involved the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions.

• In the fourth quarter of 2001, we decided to exist certain business. These businesses were written down to their estimated realizable value. This resulted in a pre-tax charge of $9.3 million and an after-tax charge of $7.2 million.

• In November 2001, we sold certain assets to GE Transportation Systems for $238.0 million in cash. The assets sold primarily included locomotive aftermarket products and services for which we were not the OEM. The sale resulted in an after-tax gain of $48.7 million.

Net sales. The following table sets forth the Company’s net sales by business segment:

	Year ended December 31,
(Dollars in thousands)	2000	2001

Freight Group	$532,889	$490,261
Transit Group	278,289	293,437

Net sales	$811,178	$783,698

Net sales decreased $27.5 million or 3.4% to $783.7 million in 2001 from $811.2 million in 2000. This overall decrease was primarily attributable to decreased North American OEM freight car and locomotive component sales volumes and lower locomotive overhauls, all within the Freight Group. Sales volumes within the Freight Group reflected a softening OEM market for freight cars, with 34,260 freight cars delivered in 2001 compared to 55,791 in 2000. Partially offsetting these decreases were increases in Transit Group sales, due to increased shipments under the contract with the Metropolitan Transit Authority of New York.

Gross profit. Gross profit decreased to $209.9 million (or 26.8% of sales) in 2001 compared to $235.7 million (or 29.1% of sales) in the same period of 2000. Gross margin is dependent on a number of factors including pricing, sales volume and product mix. The decrease in gross profit and margin is largely attributed to the effect of a decrease in sales volumes (approximately $11.0 million in gross profit). The balance is principally a result of changes to the sales mix primarily from a drop in the Freight Group of 8% offset by an increase in the Transit Group of 5% and overall pricing pressures in many product lines.

Operating expenses. The following table sets forth our operating expenses for the period:

	Year ended December 31,
(Dollars in thousands)	2000	2001	Percent change

Selling, general and administrative expenses	$94,757	$96,723	2.1%
Merger and restructuring charges	18,202	3,723	(79.5)%
Engineering expenses	32,297	33,156	2.7%
Asset writedowns	—	9,253	NA
Amortization expense	12,615	13,013	3.2%

Total operating expense	$157,871	$155,868	(1.3)%

Total operating expenses as a percentage of net sales were 19.9% in 2001 as compared to 19.5% in 2000. Included in operating expenses were $9.3 million for asset writedowns, $3.7 million for merger and restructuring charges and $1.7 million for severance costs in 2001 and $18.2 million for 2000 merger and restructuring charges.

Income from operations. Income from operations totaled $54.1 million in 2001 compared with $77.8 million in 2000. Lower adjusted operating income resulted from decreased sales volumes in the Freight Group and changes in product mix.

Interest expense. Interest expense decreased 23.2% to $33.5 million in 2001 from $43.6 million in 2000. Debt, net of cash and equivalents, was $187.9 million at December 31, 2001 versus $534.1 million at the end of 2000. The decrease in interest expense is primarily due to the lower debt amount as a result of working capital management and the sale proceeds from GETS received in November 2001 (with payment of taxes on the gain deferred to 2002).

Other income (expense). In 2001, the Company recorded foreign exchange losses of $1.7 million. In February 2000, the Company disposed of its transit electrification product line for $5.5 million in cash and recognized a gain of $4.4 million. These items were reported as other income (expense).

Income taxes. The effective income tax rate for 2001 was 24.2% as compared to 49.4% in 2000. The 2001 rate includes the effect of substantial research and development tax credits ($2.0 million). The 2000 rate includes the effect of the one-time, non-cash write-off of the deferred tax asset ($5.1 million) relating to the termination of the 1995 established ESOP.

Net income. Net income and income before the accounting change in 2001 each increased $36.4 million, or 143%, compared with the same period in 2000. Net income increased in 2001 primarily as a result of the asset sale to GETS which resulted in an after-tax gain of $48.7 million.

Liquidity and capital resources

Liquidity is provided primarily by operating cash flow and borrowings under our revolving credit facilities with a consortium of commercial banks, including JPMorgan. The following is a summary of selected cash flow information and other relevant data.

	Year ended December 31,
(Dollars in thousands)	2000	2001	2002

Cash provided (used) by:
Operating activities	$60,214	$119,097	$15,658
Investing activities	(21,485)	227,413	(10,817)
Financing activities	(38,009)	(297,187)	(44,054)
EBITDA(1)	120,176	132,807	67,363

(1)	See footnote (i) to “Selected consolidated financial data” for a reconciliation of EBITDA to net income.

Operating cash flow in 2002 was $15.7 million as compared to $119.1 million in 2001. Working capital decreased $6.0 million in 2002, due to an inventory decrease of $16.0 million offset by a payables and accruals decrease of $10.0 million. In 2001, working capital decreased significantly primarily due to a decrease in accounts receivable and inventory. During 2002 and 2001, cash outlays for merger and restructuring activities were approximately $2.5 million and $6.8 million, respectively, and are reported as a reduction to cash provided by operating activities. Also, in 2002, $30.0 million was paid in taxes related to the gain on the sale of locomotive aftermarket assets to GE Transportation Systems in 2001.

Cash used for investing activities was $10.8 million versus cash generated by investing activities of $227.4 million in 2001. Included in 2001 was $238 million for the sale of businesses to GETS. In 2002, 2001 and 2000, we used $1.7 million, $3.7 million and $650,000, respectively, for certain business acquisitions. Capital expenditures in 2002, 2001 and 2000 for continuing operations were $14.1 million, $20.7 million and $23.2 million, respectively. The majority of capital expenditures for these periods relates to upgrades to existing equipment and replacement of existing equipment.

Cash used for financing activities was $44.1 million in 2002 versus $297.2 million in 2001. During 2002, we reduced long-term debt by $45.9 million. During 2001, we reduced long-term debt by $298.3 million. We repaid $175.0 million of senior notes in the third quarter of 2002 to take advantage of lower interest rates on our revolving credit agreement. Historically, we have financed the purchase of businesses utilizing cash flow generated from operations and amounts available under our credit agreement.

The following table sets forth our outstanding indebtedness at March 31, 2003 and 2002. The revolving credit note and other term loan interest rates are variable and dependent on market conditions.

	As of March 31,

(Dollars in thousands)	2002	2003

364-day revolving credit facility	$—	$—
Five-year revolving credit facility	60,000	187,000
9.375% senior notes	175,000	—
5.5% industrial revenue bond due 2008	5,398	4,742
Other	1,087	523

Total	241,485	192,265
Less—current portion	788	839

Long-term portion	$240,697	$191,426

Credit agreement

In November 1999, we refinanced the then existing MotivePower credit agreement with a consortium of commercial banks. Our current credit agreement provides a $275.0 million five-year revolving credit facility expiring in November 2004 and a 364-day $95.0 million convertible revolving credit facility maturing in November 2004, with an annual renewal in November 2003. At March 31, 2003, we had available bank borrowing capacity, net of letters of credit, of approximately $161.0 million, subject to certain financial covenant restrictions. We intend to use the net proceeds from this offering, estimated at $146.1 million, to reduce our outstanding borrowings under our revolving credit facilities, currently estimated to be $177.0 million prior to the closing of this offering, to approximately $30.9 million.

Under the credit agreement, we may elect a base rate, an interest rate based on the London Interbank Offered Rates of Interest (“LIBOR”), a cost of funds rate and a bid rate. The credit agreement limits our ability to declare or pay cash dividends and prohibits us from declaring or making other distributions, subject to certain exceptions. The credit agreement contains various other covenants and restrictions including the following limitations: incurrence of additional indebtedness; mergers, consolidations and sales of assets and acquisitions; additional liens; sale and leasebacks; permissible investments, loans and advances; certain debt payments; capital expenditures; and imposes a minimum interest expense coverage ratio and a maximum debt to cash flow ratio. The credit agreement contains customary events of default, including payment defaults, failure of representations or warranties to be true in any material respect, covenant defaults, defaults with respect to our other indebtedness, bankruptcy, certain judgments against us, ERISA defaults and “change of control” of the company.

Credit agreement borrowings bear variable interest rates indexed to the indexes described above. To reduce the impact of interest rate changes on a portion of this variable-rate debt, we entered into interest rate swaps which effectively convert a portion of the debt from variable to fixed-rate borrowings during the term of the swap contracts. In June 2000, we entered into swap contracts with respect to $60.0 million of the debt and in February 2003, we entered into swap contracts with respect to an additional $40.0 million of the debt. As of March 31, 2003, the swaps effectively changed our interest rate from a variable rate to a fixed rate of 6.8% with respect to $100.0 million of the debt. Upon the expiration of the June 2000 swap contracts in June 2003, our effective interest rate with respect to $40.0 million of the debt will be 4.1%. We are exposed to credit risk in the event of nonperformance by the counterparties. However, since only the cash interest payments are exchanged, exposure is significantly less than the notional amount. The counterparties are large financial institutions and we do not anticipate nonperformance.

We intend to refinance our revolving credit facilities in an aggregate amount not less than $150.0 million substantially contemporaneously with this offering.

Industrial revenue bond

In July 1998, one of our subsidiaries entered into a 10-year $7.5 million debt obligation that bears an interest rate of 5.5% and is payable in monthly principal and interest installments. The proceeds of the bond provided financing for the purchase of a building used in our operations. At March 31, 2003, the total amount outstanding under the bond was approximately $4.7 million.

We believe, based on current levels of operations and forecasted earnings, cash flow and liquidity will be sufficient to fund our working capital and capital equipment needs as well as meeting the debt service requirements. If our sources of funds were to fail to satisfy our cash requirements, we may need to refinance our existing debt or obtain additional financing. There is no assurance that such new financing alternatives would be available, and, in any case, such new financing, if available, would be expected to be more costly and burdensome than the debt agreements currently in place. We have initiated discussions with our senior lenders and currently expect to refinance and replace our existing credit facility following the conclusion of this offering.

The following table summarizes our contractual obligations and commercial commitments at March 31, 2003:

		Cash payments due by period

(Dollars in thousands)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years

Long-term debt	$192,265	$839	$188,489	$590	$2,347
Capital lease obligations	395	292	103	—	—
Operating leases	38,812	6,105	9,874	7,329	15,504

Total contractual cash obligations	$231,472	$7,236	$198,466	$7,919	$17,851

Effects of inflation

General price inflation has not had a material impact on our results of operations. Some of our labor contracts contain negotiated salary and benefit increases and others contain cost of living adjustment clauses, which would cause our cost to automatically increase if inflation were to become significant.

Critical accounting policies

The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Areas of uncertainty that require judgments, estimates and assumptions include the accounting for derivatives, environmental matters, the testing of goodwill and other intangibles for impairment, proceeds on assets to be sold, pensions and other postretirement benefits, and tax matters. Management uses historical experience and all available information to make these judgments and estimates, and actual results will inevitably differ from those estimates and assumptions that are used to prepare our financial statements at any given time. Despite these inherent limitations, management believes that Management’s discussion and analysis of financial condition and results of operations and the financial statements and related footnotes provide a meaningful and fair perspective of the Company. A discussion of the judgments and uncertainties associated with accounting for derivatives and environmental matters can be found in the “Notes to consolidated financial statements” included in this offering memorandum.

A summary of our significant accounting policies is included in Note 2 in the “Notes to consolidated financial statements” included in this offering memorandum. Management believes that the application of these policies on a consistent basis enables us to provide the users of the financial statements with useful and reliable information about our operating results and financial condition.

In 2002, we adopted the new standard of accounting for goodwill and intangible assets with indefinite lives. The cumulative effect adjustment recognized on January 1, 2002, upon adoption of the new standard, was a charge of $61.7 million (after tax). Also in 2002, amortization ceased for goodwill and intangible assets with indefinite lives. Total amortization expense recognized was $5.3 million in 2002, $13.0 million in 2001 and $12.6 million in 2000. Additionally, goodwill and indefinite-lived intangibles are required to be tested for impairment at least annually. The evaluation of impairment involves comparing the current fair value of the business to the recorded value (including goodwill). We use a combination of a guideline public company market approach and a discounted cash flow model (“DCF model”) to determine the current fair value of the business. A number of significant assumptions and estimates are involved in the application of the DCF model to forecasted operating cash flows, including markets and market share, sales volume and pricing, costs to produce and working capital changes. Management considers historical experience and all available information at the time the fair values of its business are estimated. However, actual fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of goodwill.

Other areas of significant judgments and estimates include the liabilities and expenses for pensions and other postretirement benefits. These amounts are determined using actuarial methodologies and incorporate significant assumptions, including the rate used to discount the future estimated liability, the long-term rate of return on plan assets and several assumptions relating to the employee workforce (salary increases, medical costs, retirement age and mortality). The rate used to discount future estimated liabilities is determined considering the rates available at year-end on debt instruments that could be used to settle the obligations of the plan. The long-term rate of return is estimated by considering historical returns and expected returns on current and projected asset allocations and is generally applied to a five-year average market value of assets.

The recent declines in equity markets and interest rates have had a negative impact on our pension plan liability and fair value of plan assets. As a result, the accumulated benefit obligation exceeded the fair value of plan assets at the end of 2002, which resulted in a $7.1 million, net of tax, charge to other comprehensive loss in the fourth quarter of 2002.

As a global company, we record an estimated liability or benefit for income and other taxes based on what we determine will likely be paid in various tax jurisdictions in which we operate. Management uses its best judgment in the determination of these amounts. However, the liabilities ultimately realized and paid are dependent on various matters including the resolution of the tax audits in the various affected tax jurisdictions and may differ from the amounts recorded. An adjustment to the estimated liability would be recorded through income in the period in which it becomes probable that the amount of the actual liability differs from the recorded amount. Management does not believe that such a charge would be material.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ ALVARO GARCIA-TUNON
Name: Alvaro Garcia-Tunon
Title: Chief Financial Officer

Date: July 11, 2003

EXHIBIT INDEX

Number	Description	Method of Filing

99.1	Press release dated July 11, 2003	Filed herewith